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                                                                      EXHIBIT 23
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[Letter Head]

The Board of Directors
Rubbermaid Incorporated:

We consent to incorporation by reference in the registration statements (File Nos. 33-63420, 33-56105, and 33-61817) on Form S-8, and in the registration statement (File No. 33-00471) on Form S-3 of Rubbermaid Incorporated of our report dated January 31, 1997, relating to the consolidated balance sheets of Rubbermaid Incorporated and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, cash flows, and shareholders' equity for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Rubbermaid Incorporated.

/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP

Cleveland, Ohio
March 24, 1997